AZTAR CORPORATION AND SUBSIDIARIES         EXHIBIT 11
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
For the Years Ended December 28, 1995, December 29, 1994 and December 30, 1993
                    -------------------------------------
                    (in thousands, except per share data)
                                          1995        1994        1993
Income (loss) before extraordinary      --------    --------    --------
 items                                  $ (4,994)   $ 16,804    $ 11,382
Deduct: preferred stock dividend
 (net of income taxes credited
 to retained earnings)                      (639)       (620)       (610)
                                        --------    --------    --------
Income (loss) before extraordinary
 items applicable to computation          (5,633)     16,184      10,772
Extraordinary items                           --      (2,708)         --
                                        --------    --------    --------
Net income (loss) applicable to
 computation                            $ (5,633)   $ 13,476    $ 10,772
                                        ========    ========    ========
Weighted average common shares
 assuming no dilution                     38,013      37,375      37,304
   Common equivalent shares
     Additional shares applicable
      to restricted stock based on
      the market close price at the
      end of period                           --          --          --
     Additional shares applicable to
      stock options based on the
      weighted average market price        1,013         821       1,063
                                        --------    --------    --------
Weighted average common shares
 applicable to earnings per common
 and common equivalent share              39,026      38,196      38,367
     Additional shares applicable to
      stock options based on the
      market close price at the end
      of the period                           57           5          22
   Conversion of preferred stock at
     the stated rate                         997       1,023       1,040
                                        --------    --------    --------
Weighted average common shares
 assuming full dilution                   40,080      39,224      39,429
                                        ========    ========    ========
Earnings per common and common
 equivalent share:
 Income (loss) before extraordinary
   items                                $   (.14)   $    .42    $    .28
 Extraordinary items                          --        (.07)         --
                                        --------    --------    --------
 Net income (loss)                      $   (.14)   $    .35    $    .28
                                        ========    ========    ========
Earnings per common share assuming
 full dilution:
 Income (loss) before extraordinary
   items                                $   (.14)   $    .41    $    .27
 Extraordinary items                          --        (.07)         --
                                        --------    --------    --------
 Net income (loss)                      $   (.14)   $    .34    $    .27
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